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                                                                   EXHIBIT 3.3





                           RESTRICTED STOCK AGREEMENT


                 THIS RESTRICTED STOCK AGREEMENT (the "Agreement"), dated as of June 6, 1996, is made by and between RF MICRO DEVICES, INC., a North Carolina corporation (the "Company"), and TRW INC., an Ohio corporation ("TRW").

                                   RECITALS:

                 WHEREAS, pursuant to that certain Securities Purchase Agreement of even date herewith (the "Purchase Agreement"), and in consideration of the execution, delivery and performance by TRW of that certain License and Technical Assistance Agreement between TRW and the Company of even date herewith (the "License Agreement"), concurrent with the execution of this Agreement the Company is issuing to TRW 2,683,930 shares (the "TRW Shares") of its Common Stock, no par value (the "Common Stock"); and

                 WHEREAS, the parties agree as a condition of the issuance thereof that the TRW Shares shall be subject to certain restrictions as more fully set out herein; and

                 WHEREAS, capitalized terms not otherwise defined herein shall have the meaning given them in the License Agreement;

                 NOW, THEREFORE, the parties agree as follows:

                 1.       SHARE CERTIFICATES.

                 Concurrent with the execution of the Purchase Agreement, the License Agreement and this Agreement, a certificate representing the TRW Shares is being issued in the name of TRW, and the TRW Shares represented by such certificate shall be considered to be issued and outstanding for all purposes. Such certificate (or any replacement therefor) shall also bear the following (or a similar) legend:


         "THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING REDEMPTION) CONTAINED IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE ISSUER AND TRW INC. DATED AS OF JUNE 6, 1996, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE ISSUER'S PRINCIPAL EXECUTIVE OFFICE. FURTHERMORE, SUCH RESTRICTED STOCK AGREEMENT CONTAINS AN IRREVOCABLE PROXY COUPLED WITH AN INTEREST WHICH PROVIDES FOR THE VOTING OF SUCH SHARES IN A CERTAIN MANNER PRIOR TO THE EXPIRATION OF SUCH AGREEMENT."


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                 2.       DIVIDENDS AND VOTING RIGHTS.

                 (a) TRW shall be entitled to receive on the same basis as all other holders of Common Stock any cash dividends declared and paid by the Company on the Common Stock. Any securities of the Company distributed as a dividend on or in exchange or replacement of the TRW Shares (collectively, the "New Securities"), shall bear the legend described in Section 1 above and the provisions of this Agreement shall apply mutatis mutandis to the New Securities.
                 (b) During the term of this Agreement, the parties agree that this Agreement shall serve as TRW's proxy to David A. Norbury (or his successor in the office of President of the Company, in either case, "Proxy Holder") who, by his execution hereof, agrees to vote the TRW Shares in any vote of the holders of the Company's Common Stock for any proposal approved by a vote (as provided in the Company's Bylaws) of the Company's Board of Directors. Any attempt to revoke this proxy shall result in the immediate right of the Company to redeem any or all of the TRW Shares for an aggregate purchase price of $1.00. The Proxy Holder shall have full power of substitution provided any such substitute shall be bound by the provisions of this Agreement and shall vote the TRW Shares in the manner herein specified. THE FOREGOING PROXY APPOINTMENT IS IRREVOCABLE AND SHALL BE DEEMED COUPLED WITH AN INTEREST.

                 3.       TRANSFERABILITY.

                 During the term of this Agreement, no TRW Share, nor any right, title or interest therein, may be sold, transferred, pledged, encumbered, assigned or otherwise disposed of (a "Transfer") without the prior written consent of the Company, which consent may be given or withheld in the Company's sole discretion. Any purported Transfer in violation of this Section 3 shall be null and void, shall not be recognized in the stock transfer records of the Company and shall result in the immediate right of the Company to redeem any or all of the TRW Shares attempted to be so Transferred for an aggregate purchase price of $1.00. Notwithstanding the foregoing, the provisions of this
Section 3 shall not apply to any Transfer (i) in connection with a merger transaction to which the Company is party and in which the Company is not the surviving entity or (ii) to an entity in which TRW owns at least 50% of the outstanding voting securities provided TRW or the transferee shall comply with
Section 6(g) of the Purchase Agreement.

                 4.       FORFEITURE OF TRW SHARES.

                 (a) If by March 1, 1997 (the "Funding Date"), the Financing has not been secured or committed, or the Company has not entered into a definitive sublicense agreement with a third party for the manufacture of Licensed Products, then the Company shall have the immediate right to redeem any or all of the TRW Shares for an aggregate purchase price of $1.00.


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                 (b)      If the Foundry is not an Operational Foundry on or
before December 31, 1998 (or such other date as to which the parties mutually agree pursuant to Section 8.2.2 of the License Agreement) (the "Target Date"), the Company shall have the immediate right to redeem as much as one-half of the TRW Shares for an aggregate purchase price of $1.00.

                 (c) Upon the exercise by the Company of the redemption rights provided in Sections 2 or 3 above or this Section 4, TRW agrees to execute any stock power or other documentation necessary to transfer the TRW Shares being redeemed to the Company and the Company agrees promptly to issue a new certificate representing the balance, if any, of the TRW Shares not so redeemed. Until surrendered, each outstanding certificate representing any TRW Share to be redeemed shall represent only the right to receive the cash redemption consideration provided herein and no interest will be paid or accrued thereon upon the surrender of the certificate or certificates representing such TRW Shares. With respect to any certificate for TRW Shares that has been lost or destroyed, TRW shall provide an indemnity reasonably satisfactory to the Company. After the date fixed for redemption of any TRW Shares, no transfer thereof shall be made on the stock transfer books of the Company and such shares shall not be considered outstanding for any purpose.

                 5.       COMPLIANCE WITH LAW.

                 Upon the request of either party hereto based on the advice of its counsel, the parties agree to cooperate in good faith with one another to determine whether compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), is required prior to the date any TRW Share ceases to be subject to redemption in accordance with Section 4 above. If action is taken by the Federal Trade Commission or the United States Department of Justice to enjoin TRW's retention of any TRW Share, the Company agrees to reasonably cooperate with TRW, at TRW's request and expense, to contest such enjoinment.

                 6.       MISCELLANEOUS.

                 (a) This Agreement, together with the Purchase Agreement and the other documents attached or referred to therein (including the License Agreement), constitute the entire agreement between the parties with respect to the subject matter hereof.

                 (b) This Agreement may not be modified or amended except by an instrument in writing signed by the Company and TRW. The consent of the Proxy Holder shall not be required to amend this Agreement unless this Section 6(b) is being amended or additional duties are required of such Proxy Holder pursuant to such amendment, in which case the consent of the Proxy Holder shall be required for such an amendment.

                 (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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                 (d)      This Agreement shall terminate on March 31, 1997 if
by the Funding Date, the Financing has not been secured or committed, or the Company has not entered into a definitive sublicense agreement with a third party for the manufacture of Licensed Products or if not then terminated, 30 days after the Target Date.

                 (e) This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its provisions regarding conflicts of law.



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         IN WITNESS WHEREOF, this Restricted Stock Agreement has been executed in behalf of the Company and TRW as the date set forth above.


                                        RF MICRO DEVICES, INC.


                                        By: /s/ David A. Norbury
                                           ------------------------------------
                                              David A. Norbury, President


                                        TRW INC.


                                        By: /s/ T.W. Hannemann
                                           ------------------------------------
                                           Timothy W. Hannemann
                                           Executive Vice President


                                        PROXY HOLDER:


                                        /s/ David A. Norbury              (SEAL)
                                        ----------------------------------
                                              David A. Norbury

















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